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AETNA INC.

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PROVIDENCE INVESTORS, LLC

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Discussion Outline Providence Capital, Inc. April 2002 Aetna Inc.

Providence Capital, Inc. Registered broker/dealer and investment bank since 1991 Specialize in matters of concern to shareholders Sponsored 19 directors on 11 boards since 1996 "Poison pill" initiative has succeeded with 5 companies redeeming or amending their pills in 2001/2002...so far

This Proxy Contest Is About Corporate Governance Post-Enron, Providence believes shareholders desire and deserve more accountability. Providence believes shareholders are perfectly capable of determining whether an offer is in their best interest. Providence has repeatedly asked Aetna to redeem their poison pill or put the poison pill up to a binding shareholder vote. What could be more fair? Aetna refuses to budge.

Why Aetna? Aetna's Board Consistently Destroys Shareholder Value Grade Repeated Strategic Errors D Poor Performance D Repeated Excess Executive Compensation F Repeated Poor Executive Selection F Repeated Corporate Governance Errors F

Why Aetna: Theory

Corporate Governance & Equity Prices "Democracy" companies outperformed "Dictatorship" companies by over 9% per year during the 1990's "Dictatorship" companies "earned significantly lower returns, were valued lower, had poorer operating performance, and engaged in greater capital expenditure and takeover activity." Today, Aetna has a G-score of 14, which would make it a "Dictatorship" company by Paul A. Gompers, Harvard Business School, Joy L. Ishii, Harvard University, and Andrew Metrick, Wharton School of the University of Pennsylvania, February 2002

Dictatorship Companies "Earned Significantly Lower Returns" Stock Gain 12/31/00 3/31/02 MidAtlantic Medical Services MME 74% $16.35 $28.50 Coventry Health Care, Inc. CVH 54% $16.90 $26.00 UnitedHealth Group Inc. UNH 36% $56.36 $76.45 Oxford Health Plans, Inc. OHP 34% $31.19 $41.79 Wellpoint Health Networks WLP 32% $48.24 $63.67 Trigon Healthcare, Inc. TGH 29% $57.29 $73.82 Health Net, Inc. HNT 26% $21.86 $27.44 First Health Group Corp. FHCC 15% $20.94 $24.13 Humana Inc. HUM 13% $11.95 $13.53 Aetna AET -5% $41.01 $38.82 CIGNA Corporation CI -6% $109.29 $103.00 PacifiCare Health Systems, Inc. PHSY -28% $24.31 $17.45 23% Note: Cannot evaluate for a longer period because of Aetna reorganization in December 2000 Stock Price Average

Dictatorship Companies "Were Valued Lower" Price to Book Oxford Health Plans, Inc. OHP 8.90 First Health Group Corp. FHCC 7.14 UnitedHealth Group Inc. UNH 6.08 MidAtlantic Medical Services MME 4.75 Wellpoint Health Networks WLP 3.85 CIGNA Corporation CI 2.94 Health Net, Inc. HNT 2.82 Trigon Halthcare, Inc. TGH 2.56 Coventry Health Care, Inc. CVH 2.42 Humana Inc. HUM 1.57 Aetna AET 0.58 PacifiCare Health Systems, Inc. PHSY 0.32 Average 3.66 Aetna Discount to Average -84.2%

Dictatorship Companies "Were Valued Lower" Sales (ttm) Price to Sales (000,000) Oxford Health Plans, Inc. OHP 0.93 $4.4 First Health Group Corp. FHCC 4.21 $0.6 UnitedHealth Group Inc. UNH 1.07 $23.5 MidAtlantic Medical Services MME 0.63 $1.8 Wellpoint Health Networks WLP 0.68 $12.4 CIGNA Corporation CI 0.82 $19.1 Health Net, Inc. HNT 0.33 $10.1 Trigon Halthcare, Inc. TGH 0.92 $3.0 Coventry Health Care, Inc. CVH 0.55 $3.2 Humana Inc. HUM 0.23 $10.2 Aetna AET 0.23 $25.2 PacifiCare Health Systems, Inc. PHSY 0.05 $11.8 Average 0.89 $10.44 Aetna Discount to Average -74.2%

Dictatorship Companies "Had Poorer Operating Performance" Operating Sales (ttm) Margins (ttm) (000,000) First Health Group Corp. FHCC 29.2% $0.6 Oxford Health Plans, Inc. OHP 11.6% $4.4 CIGNA Corporation CI 7.8% $19.1 UnitedHealth Group Inc. UNH 6.7% $23.5 Wellpoint Health Networks WLP 6.6% $12.4 Trigon Halthcare, Inc. TGH 5.9% $3.0 MidAtlantic Medical Services MME 4.7% $1.8 Coventry Health Care, Inc. CVH 2.9% $3.2 Humana Inc. HUM 2.0% $10.2 Health Net, Inc. HNT 1.4% $10.1 PacifiCare Health Systems, Inc. PHSY 1.1% $11.8 Aetna AET -1.5% $25.2 Average 6.5% $10.44

Dictatorship Companies "Had Poorer Operating Performance" Return on Equity Oxford Health Plans, Inc. OHP 62.2% First Health Group Corp. FHCC 39.3% UnitedHealth Group Inc. UNH 24.5% MidAtlantic Medical Services MME 22.6% Wellpoint Health Networks WLP 21.9% CIGNA Corporation CI 18.7% Coventry Health Care, Inc. CVH 13.0% Trigon Halthcare, Inc. TGH 11.7% Humana Inc. HUM 8.2% Health Net, Inc. HNT 7.8% PacifiCare Health Systems, Inc. PHSY 0.9% Aetna AET -2.9% Average 19.0%

Dictatorship Companies "Greater Capital Expenditure" Aetna has spent $10 billion on acquisitions since 1996, yet its market cap has shrunk to $5.8 billion Today, Aetna is not even worth two-thirds of what the company paid for U.S. Healthcare. Even Dr. Rowe has stated: "How Could Anyone Defend That?" (1) (1) Washington Post, 11/25/01. "Aetna's Unmet Calims; Insurer's Makeover Has Come Up Short On Promise of Change, Long on Lawsuits" by Bill Brubaker.

Shareholders Deserve Better Than 0.4 GPA From Aetna's Board Aetna cries out for more accountability yet refuses to accept one reform The Aetna board needs a shareholder representative "watchdog"

Why Aetna: Practice

Repeated Strategic Errors U.S. Healthcare $8.9 Billion Acquisition Aetna as a company only worth $5.8 billion today Dr. Rowe: "How could anyone defend that" Cash/Stock offer from WellPoint/ING for "Old Aetna" Original Wellpoint/ ING offer today would be worth $90 - $100, and include stock in a profitable, growing company Today, Aetna is a Sick Company Losing Money and Shrinking Revenue vs. WellPoint - Growing & Profitable Aetna Board's Grade for Strategic Decisions: D

Repeated Strategic Errors How Sick is Aetna? "Enrollment attrition was stunning (down 11% vs. prior year. . .)" ". . . the company is in 'turmoil' at the regional level . . . an above- industry proportion of its claims are being paid late or incorrectly or not at all. . ." ". . . We view the sequential deterioration in results not to be supportive of an imminent turnaround." "We remind investors that the 'plan' for 2002 is much the same as that which failed to deliver in 2001." (Source: February 21, 2002 Merrill Lynch Analyst Report) Aetna Board's Grade for Strategic Decisions: D

Poor Performance for Shareholders Last unsolicited offer to negotiate resulted in only significant benefit for shareholders in last five years February, 2000-- 80% Premium Offer Led to sale of Financial Services Unit Shareholders received a 96% gain in value of Aetna shares by year-end 2000 from an almost eight-year low of $39 prior to the ING offer in February 2000 to $35.33 in cash plus $41.063 per share in New Aetna Aetna's "poison pill" inhibits unsolicited offers Aetna Board's Grade for Shareholder Performance: D

Poor Performance for Shareholders Included on 2001 Council Of Institutional Investors annual Focus List Underperformed their respective broad market index Underperformed their peer group Over one, three and five year periods Aetna Board's Grade for Shareholder Performance: D

Repeated Excess Exec Comp Mr. Donaldson's Options 2-14-00 stock reaches 8-year low $39 2-24-00 $70 undisclosed letter of interest 2-25-00 Donaldson replaces Huber 2-29-00 Donaldson's options priced 3-01-00 $70 offer leaked to public 3-02-00 Stock closes @ $55.81 12-13-00 ING deal closes 1 2 3

Repeated Excess Exec Comp #1 Mr. Donaldson's Options Mr. Donaldson, who received 300,000 options on February 29, 2000 at a price of $41.125, in a March 12, 2000 Press Release responding to the $70 indicated level: "The financial consideration mentioned in the ING/WellPoint letter, even if taken at face value, significantly understates the value of our company and does not reflect the current value or future potential of our core businesses." Aetna Board's Grade for Executive Compensation: F

Repeated Excess Exec Comp 2000 CEO Compensation Salary & Other Restricted Stock/ Bonus Comp Options Total Tenure Huber $169,231 $3,679,193 $4,729,563 $8,577,987 2 Mo Donaldson $7,000,000 $50,393 $11,649,000 $18,699,393 10 Mo Rowe $648,077 $2,013,654 $13,437,429 $16,099,160 4 Mo Total $7,817,308 $5,743,240 $29,815,992 $43,376,540 16 Mo Aetna Board's Grade for Executive Compensation: F

Huber Fired in February 2000 Donaldson Hired in February 2000 Because he had been a Director since 1977, he was arguably the most responsible person for Aetna's poor long-term performance Rowe Hired in September 2000 No public company executive experience Aetna was, and is, in need of a massive financial turnaround, yet there are public reports that under Dr. Rowe's leadership the merger of the medical Centers of Mt. Sinai and NYU has not gone well After 18 months on job, no financial guidance Repeated Poor Executive Selection Aetna Board's Grade for Executive Selection: F

N.Y. Times, December 2, 2001: "Celebrated Hospital Merger a Union in Name Only" "...the merged medical centers of Mount Sinai and New York University seem to share little else these days but $700 million in debt and lots of resentment...Though merged in name, the two institutions, on Manhattan's East Side, have already severed their boards, kept their schools and departments apart and started separate advertising campaigns. Some involved say that were it not for the debt linking the two, the institutions would have already split...Last year, N.Y.U. cleared $22.7 million in profit, while Mount Sinai had operating losses of $26.4 million and has called in a budget-slashing consultant that has staff members fearing lay-offs." Aetna Board's Grade for Executive Selection: F

Within Seven Months of Dr. Rowe Leaving as CEO of Merged Medical Centers, Serious Financial Problems were Reported. "Moody's placed Mount Sinai-NYU Medical Center & Health System Obligated Group on a watch list for a downgrade on April 6, 2001. The reason: the 2000 audit revealed cash balances to be materially lower than levels anticipated at time of the 2000 bond closing." "Moody's indicated that it expected to have 120 days cash on hand rather than the 60 days cash on hand per the audited financial statements." (Source: April 19, 2001 Lebenthal Municipal Research) How could the Board conclude that Dr. Rowe had the necessary qualifications and experience to lead a public company through a serious financial turnaround? Aetna Board's Grade for Executive Selection: F

Aetna's 2001 Financial Results Under Dr. Rowe Pre-Tax Losses totaled $299.3 million (1) Aetna has lost money in each of the last four quarters What will the Board think about the decision to hire Dr. Rowe if Aetna continues to lose money this year? (1) Excludes earnings of affiliates

Repeated Errors of Corporate Governance Corporate Governance was "Crammed Down" in 2000 Poison Pill Super-majority voting Classified Board of Directors (Sunset 2004) No ability for shareholders to call a special meeting No ability for shareholders to act by written consent Pennsylvania Incorporation Opts for $2.4 million proxy contest vs. "Poison pill" Vote Aetna Board's Grade for Corporate Governance: F

Aetna Repeatedly Refuses to Negotiate September 25, 2000 letter to Donaldson December 17, 2001 letter to Dr. Rowe January 9, 2002 letter to Dr. Rowe January 18, 2002 letter to Dr. Rowe February 6, 2002 meeting with Board Nominating and Corporate Governance Committee March 6, 2002 letter to Dr. Rowe March 27, 2002 letter to Dr. Rowe April 1, 2002 letter to Dr. Rowe April 9, 2002 letter to Dr. Rowe Board's refusal to negotiate our "pin-point" offer demonstrates necessity for an independent shareholder-sponsored director

What Could Be More Fair Than Putting Pill Up For Vote? At Providence's urging, a number of other public companies have rescinded or modified their "poison pills" this recently. Navistar International Corporation, Great Lakes Chemical Corporation, Airborne, Inc., Alaska Air Group, Inc., and Footstar, Inc. Why is Aetna's Board afraid of its own shareholder's financial judgment?

Otherwise Aetna's Board Needs a Watchdog Dissident director responsible for managing value at COMSAT: Shareholders gained 111% Maximizing value at BSRTS: Liquidation 90% complete Mr. Schafran Has Played This Role Before

Why Ellen Hancock? During her CEO reign at Exodus: Company never reported a profit "Staggering" $3 billion debt in pursuit of market share $583 million loss in quarter before her departure -- 11 fold increase from prior year Company declared bankruptcy three weeks after her departure "Management over-leveraged the company and it's their own fault. . . That's why they all got fired." Providence believes that Ellen Hancock should be disqualified as an Aetna director Source: Cary Robinson, U.S. Bancorp Piper Jaffray analyst, as quoted in Bloomberg News, 9/27/01 Director Since 1996

This Proxy Contest is About Corporate Governance If, in the post-Enron era, you wish to signal Aetna specifically, and Corporate America generally, to take their fiduciary duties to shareholders more seriously and be more accountable to shareholders: vote for the shareholder nominated director. Schafran Hancock Rodin vs Rodin Newhouse Newhouse

This Proxy Contest is About Corporate Governance & Shareholder Democracy Do you need the Aetna's Board to tell you whether an offer is fair? Providence urges shareholders to demand Aetna to put its "poison pill" up to a mandatory vote or elect our shareholder nominee to the Board.